Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	October 31, 2019

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Third-Quarter 2019 Financial Results
Increases Annual Distributable Cash Flow Guidance to $1.26 Billion
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $273.0 million for third quarter 2019 compared to $594.5 million for third quarter 2018, or $240.7 million excluding the $353.8 million gain related to the sale of a portion of the partnership’s ownership interest in BridgeTex Pipeline Company, LLC in the year-ago period.
Diluted net income per limited partner unit was $1.19 in third quarter 2019 and $2.60 in third quarter 2018, or $1.05 excluding the $1.55 favorable impact of the BridgeTex gain. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was also $1.19 for third quarter 2019 and higher than the $1.03 guidance provided by management in early August primarily due to more favorable product overages, the timing of operating expenses and demand for the partnership’s crude oil services.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $306.8 million for third quarter 2019 compared to $281.8 million for third quarter 2018.
“Magellan continued its positive trend in 2019, generating stronger financial results than expected during the third quarter and keeping us on track for another record year,” said Michael Mears, chief executive officer. “Further, we are pleased with the significant progress of our large-scale construction projects, including commercial start-up of our new East Houston-to-Hearne refined products pipeline during mid-September. Magellan remains focused on delivering stable, fee-based transportation and terminals services and ensuring capital discipline for future investments to support Magellan’s long-term success.”
An analysis by segment comparing third quarter 2019 to third quarter 2018 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense:
Refined products. Refined products operating margin was $240.1 million, an increase of $25.4 million. Transportation and terminals revenue increased $10.4 million due to 4% higher transportation volumes, representing record refined products shipments, and a slightly higher average transportation rate. Volumes increased due to continued solid demand for refined products coupled with incremental shipments associated with a recent connection near El Paso, Texas and the newly-constructed East Houston-to-Hearne pipeline segment. The average rate per barrel in the current period benefited from the 2019 mid-year tariff adjustment of 4.3%, partially offset by more short-haul movements that ship at a lower rate.
Operating expenses decreased slightly due to lower spending for asset integrity as a result of maintenance work timing, partially offset by higher property taxes in part due to a favorable adjustment in the 2018 period.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $13.4 million between periods primarily due to higher gains on futures contracts used to economically hedge the partnership’s commodity-related activities. The partnership’s cash product margin, which reflects only transactions that physically settled during the quarter, increased between periods mainly due to lower costs for its butane blending activities.
Crude oil. Crude oil operating margin was $154.4 million, a slight increase of $0.5 million. Transportation and terminals revenue increased $5.8 million primarily due to fees earned from recently-constructed storage tanks at Cushing, Oklahoma and Corpus Christi, Texas as well as storage capacity Magellan leases at the export facility owned by its Seabrook Logistics, LLC joint venture. Higher transportation volumes on the partnership’s Houston distribution system primarily due to the increased activity at Seabrook were more than offset by reduced transportation revenue on the Longhorn pipeline as a result of lower average rates following long-term contract renewals in late 2018. Overall, the average crude oil rate per barrel decreased between periods due to significantly more volumes on the Houston distribution system, which move at a lower rate, and the lower average Longhorn tariff.
Operating expenses decreased $2.7 million primarily due to lower environmental accruals and more favorable product overages (which reduce operating expenses), partially offset by additional fees paid to Seabrook for storage and dock services that Magellan utilized to provide services to its customers. Other operating expense was $3.6 million in 2019 primarily resulting from MTM adjustments associated with a new basis derivative agreement with a joint venture co-owner’s affiliate that committed intrastate transportation volume to the joint venture pipeline.
Earnings of non-controlled entities decreased $3.4 million between periods. Following Magellan’s sale of a 20% interest in BridgeTex during Sept. 2018, contributions from BridgeTex were lower in the current period, partially offset by higher earnings from Saddlehorn Pipeline Company, LLC due to new commitments received in connection with the recently-announced expansion of the Saddlehorn pipeline as well as additional volume from recent incentive tariff arrangements.
Marine storage. Marine storage operating margin was $32.4 million, an increase of $3.4 million. Transportation and terminals revenue increased due to higher storage utilization resulting from the timing of maintenance work, with more tanks available for contract storage in the current period, and additional fees from new dock capacity at the partnership’s Galena Park, Texas facility. Operating expenses increased slightly due to additional asset integrity spending and higher property taxes, and other operating income included the remaining insurance proceeds related to Hurricane Harvey that were recognized in the third quarter of 2019.
Other items. G&A expense increased primarily due to higher compensation costs resulting from an increase in employee headcount to support Magellan’s growth. Gain on disposition of assets was lower due to the 2018 benefit from the $353.8 million gain on the sale of a 20% interest in BridgeTex.
Net interest expense decreased due to lower average outstanding borrowings and a slightly lower average interest rate due to recent debt refinancings. As of Sept. 30, 2019, the partnership had $4.8 billion of debt outstanding and $135 million of cash on hand with no borrowings outstanding on its commercial paper program.

Expansion capital projects
Magellan continues to make progress on its significant construction projects, with commercial operations commencing for the partnership’s East Houston-to-Hearne refined products pipeline in Texas during mid-September.
The second phase of the partnership’s Pasadena, Texas joint venture marine terminal is in the final stages of completion and testing, with an additional 4 million barrels of storage and supporting dock and pipeline infrastructure expected to be in-service during December.
Storage and export capabilities at Seabrook are progressing as well and expected to be operational in early 2020, with another 750,000 barrels of storage now approved for construction and expected to be operational in early 2021. Construction continues for Magellan’s west Texas refined products pipeline expansion and new Midland terminal with both projects expected to begin operations in mid-2020.
Based on the progress of expansion projects underway, the partnership expects to spend approximately $1.0 billion in 2019 and $400 million in 2020 to complete its current slate of construction projects. As previously announced, these spending estimates now include Magellan’s estimated share to expand the Saddlehorn pipeline by 100,000 barrels per day to be operational by late 2020. In addition, these estimates include a number of new projects supported by customer commitments and expected to generate returns meeting or exceeding the partnership’s targeted return multiple of 6 to 8 times EBITDA, including pipeline enhancements to transport incremental refined products in West Texas and additional crude oil storage in the Permian Basin.
Magellan remains focused on identifying additional opportunities for future growth, with well in excess of $500 million of potential organic growth projects still under review for future investment. Capital discipline remains a priority for Magellan’s management.

Financial guidance for 2019
As a result of continued strong financial performance so far this year, management is increasing its annual DCF guidance by $40 million to $1.26 billion for 2019, or 1.35 times the amount needed to pay projected cash distributions for 2019. As previously indicated and as evidenced by the current pricing environment, guidance continues to assume the pricing differential between the Permian Basin and Houston will not be sufficient to encourage spot shipments on the Longhorn and BridgeTex pipelines during the fourth quarter. However, guidance does assume that shipments above committed levels will move on these systems due to recently-implemented incentive tariff rates and as needed, Magellan’s own crude oil marketing activities to facilitate intrastate shipments within the state of Texas.
Including actual results so far this year, net income per limited partner unit is now estimated to be $4.34 for 2019, which results in fourth-quarter guidance of $1.13. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Management remains committed to its stated goal of increasing annual cash distributions by 5% for 2019 and targeting distribution coverage of at least 1.2 times for the foreseeable future. Consistent with its historical approach, management plans to provide guidance specific to 2020 early next year in conjunction with reporting year-end 2019 financial results.

Earnings call details
An analyst call with management to discuss third-quarter financial results and outlook for the remainder of 2019 is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (800) 909-4795 and provide code 21930394. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.

Audio replays of the conference call will be available from 3:30 p.m. Eastern today through midnight on Nov. 6. To access the replay, dial (800) 633-8284 and provide code 21930394. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts for the performance-based awards issued under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: trend, potential, possible, projected, outlook, plan, goal, target, guidance, believe, estimate, expect, continue, commit, foreseeable, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects with acceptable expected returns and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; (4) shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2019	2018	2019
Transportation and terminals revenue	$488,775	$506,432	$1,392,960	$1,473,629
Product sales revenue	144,403	144,807	552,792	497,791
Affiliate management fee revenue	4,842	5,357	15,138	15,810
Total revenue	638,020	656,596	1,960,890	1,987,230
Costs and expenses:
Operating	172,115	169,387	475,256	484,341
Cost of product sales	120,510	108,757	473,781	430,727
Depreciation, amortization and impairment	56,228	56,627	161,726	181,028
General and administrative	47,389	51,156	147,235	149,534
Total costs and expenses	396,242	385,927	1,257,998	1,245,630
Other operating income (expense)	—	(379)	—	1,538
Earnings of non-controlled entities	53,795	50,189	130,843	122,229
Operating profit	295,573	320,479	833,735	865,367
Interest expense	55,133	53,750	168,535	165,322
Interest capitalized	(3,099)	(5,831)	(13,354)	(14,419)
Interest income	(501)	(648)	(1,460)	(2,646)
Gain on disposition of assets	(353,797)	(2,532)	(353,797)	(28,966)
Other (income) expense	1,694	2,602	10,299	9,222
Income before provision for income taxes	596,143	273,138	1,023,512	736,854
Provision for income taxes	1,609	100	3,659	2,450
Net income	$594,534	$273,038	$1,019,853	$734,404

Basic net income per limited partner unit	$2.60	$1.19	$4.47	$3.21

Diluted net income per limited partner unit	$2.60	$1.19	$4.46	$3.21

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,397	228,720	228,368	228,642

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,449	228,754	228,412	228,667

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2019	2018	2019
Refined products:
Transportation revenue per barrel shipped	$1.600	$1.618	$1.524	$1.600
Volume shipped (million barrels):
Gasoline	73.4	74.5	219.0	207.4
Distillates	45.6	47.0	132.7	138.8
Aviation fuel	8.1	11.1	21.3	29.8
Liquefied petroleum gases	4.4	3.8	10.4	8.9
Total volume shipped	131.5	136.4	383.4	384.9

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.266	$0.935	$1.325	$0.952
Volume shipped (million barrels)	62.8	79.2	168.4	239.1
Crude oil terminal average utilization (million barrels per month)	16.0	20.5	16.1	20.3
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(1)	36.5	40.8	100.0	117.3
Saddlehorn - volume shipped (million barrels)(2)	6.7	17.0	18.5	39.4

Marine storage:
Marine terminal average utilization (million barrels per month)	22.6	23.6	22.6	23.8

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which was owned 50% by Magellan through September 28, 2018 and 30% thereafter.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2019	2018	2019
Refined products:
Transportation and terminals revenue	$300,034	$310,482	$851,492	$883,702
Affiliate management fee revenue	351	432	1,000	1,314
Other operating income (expense)	—	1,046	—	2,398
Earnings (losses) of non-controlled entities	3,393	3,373	5,614	(2,275)
Less: Operating expenses	112,279	111,839	319,670	317,328
Transportation and terminals margin	191,499	203,494	538,436	567,811
Product sales revenue	129,926	134,755	513,634	473,122
Less: Cost of product sales	106,756	98,144	434,632	404,814
Product margin	23,170	36,611	79,002	68,308
Operating margin	$214,669	$240,105	$617,438	$636,119

Crude oil:
Transportation and terminals revenue	$145,118	$150,926	$409,329	$454,103
Affiliate management fee revenue	3,463	3,592	11,328	10,724
Other operating income (expense)	—	(3,629)	—	(8,112)
Earnings of non-controlled entities	49,420	46,047	122,879	122,084
Less: Operating expenses	45,195	42,529	109,963	123,569
Transportation and terminals margin	152,806	154,407	433,573	455,230
Product sales revenue	12,666	8,343	32,387	19,351
Less: Cost of product sales	11,590	8,341	32,401	19,715
Product margin	1,076	2	(14)	(364)
Operating margin	$153,882	$154,409	$433,559	$454,866

Marine storage:
Transportation and terminals revenue	$44,546	$46,580	$134,892	$139,659
Affiliate management fee revenue	1,028	1,333	2,810	3,772
Other operating income (expense)	—	2,204	—	7,252
Earnings of non-controlled entities	982	769	2,350	2,420
Less: Operating expenses	17,178	17,921	52,835	51,404
Transportation and terminals margin	29,378	32,965	87,217	101,699
Product sales revenue	1,811	1,709	6,771	5,318
Less: Cost of product sales	2,164	2,272	6,748	6,198
Product margin	(353)	(563)	23	(880)
Operating margin	$29,025	$32,402	$87,240	$100,819

Segment operating margin	$397,576	$426,916	$1,138,237	$1,191,804
Add: Allocated corporate depreciation costs	1,614	1,346	4,459	4,125
Total operating margin	399,190	428,262	1,142,696	1,195,929
Less:
Depreciation, amortization and impairment expense	56,228	56,627	161,726	181,028
General and administrative expense	47,389	51,156	147,235	149,534
Total operating profit	$295,573	$320,479	$833,735	$865,367

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30, 2019
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$273,038	$1.19	$1.19
Unrealized derivative (gains) losses associated with future transactions(1)	(2,333)
Inventory valuation adjustments associated with future transactions	1,310
Excluding commodity-related adjustments(2)	$272,015	$1.19	$1.19

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,720
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,754

(1) Includes our net share of unrealized derivative gains and losses from the partnership's non-controlled entities.
(2) Please see Distributable Cash Flow ("DCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2019
	2018	2019	2018	2019	Guidance

Net income	$594,534	$273,038	$1,019,853	$734,404	$992,000
Interest expense, net	51,533	47,271	153,721	148,257	200,000
Depreciation, amortization and impairment(1)	57,898	57,972	167,982	176,895	238,000
Equity-based incentive compensation(2)	7,933	6,773	15,327	12,813	19,000
Gain on disposition of assets(3)	(351,215)	—	(351,215)	(16,280)	(16,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	13,017	(1,720)	33,945	13,669
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(14,993)	(5,454)	(38,894)	71,214
Inventory valuation adjustments(5)	456	(181)	196	(9,627)
Total commodity-related adjustments	(1,520)	(7,355)	(4,753)	75,256	80,000
Distributions from operations of non-controlled entities in excess of (less than) earnings	(506)	4,893	17,107	15,922	32,000
Other(6)	—	—	3,644	—	—
Adjusted EBITDA	358,657	382,592	1,021,666	1,147,267	1,545,000
Interest expense, net, excluding debt issuance cost amortization(7)	(50,741)	(46,441)	(151,255)	(137,500)	(190,000)
Maintenance capital(8)	(26,143)	(29,313)	(63,103)	(70,136)	(95,000)
Distributable cash flow	$281,773	$306,838	$807,308	$939,631	$1,260,000

(1)
Prior year amounts have been reclassified to conform with the current year's presentation. Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.

(2)
Because the partnership intends to satisfy vesting of unit awards under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. The year-to-date amounts above have been reduced by $9.3 million and $9.8 million for 2018 and 2019, respectively, for cash payments associated with the plan, which are primarily related to tax withholdings.

(3)
Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations. The 2019 period includes a $12.7 million gain on the sale of residual assets related to the development of expansion projects which are considered ongoing in nature, and as such are included in DCF. The 2018 period includes the portion of the gain recognized from the sale of the partnership's interest in BridgeTex that is not related to its ongoing operations.

(4)
Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.

(5)
The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(6)
Other adjustments in 2018 include a $3.6 million adjustment recorded to partners' capital as required by the partnership's adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers. The amount represents cash that the partnership had previously received for deficiency payments but did not yet recognize in net income under the previous revenue recognition standard.

(7)	Interest expense in 2019 includes $8.3 million of debt prepayment premiums which are excluded from DCF as they are financing activities and are not related to the partnership's ongoing operations.

(8)
Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.